Exhibit 99.1

150 Field Drive
Suite 195
Lake Forest, IL  60045
(847) 295-8678
Fax (847) 295-8854
www.neophrm.com

***FOR IMMEDIATE RELEASE***

CONTACT:

Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

Investors:	Media:
Janet Dally, President	Kristin Fayer
MontRidge, LLC	Outlook Marketing
609-466-0466	847-509-3099 x205

NEOPHARM ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR END 2003 FINANCIAL RESULTS

LAKE FOREST, Illinois – March 15, 2003 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

Fourth Quarter 2003 Results

The Company reported a net loss of $12,875,434, or $0.68 per basic and diluted share, for the fourth quarter of 2003, compared to a net loss of $11,404,137, or $0.61 per basic and diluted share in the fourth quarter of 2002.  The Company reported no revenue for the fourth quarters ended December 31, 2003 and 2002.  The increase in the fourth quarter 2003 net loss is a direct result of an increase in research and development expenses of $1,865,436, primarily for the development of IL13-PE38QQR, the Company’s lead product candidate, which began a Phase III clinical trial in March 2004.  General and administrative expenses for the fourth quarter 2003 decreased $721,422, as compared with the same period in 2002, primarily as a result of a non-cash charge taken in the fourth quarter of 2002.

Fiscal Year 2003 Results

For the fiscal year ended December 31, 2003, the Company reported a net loss of $52,791,099 or $2.80 per basic and diluted share, compared to a net loss of $36,491,739 or $1.95 per basic and diluted share for the fiscal year ended December 31, 2002.  The Company reported no revenue for the fiscal years ended December 31, 2003 or 2002.  The increase in net loss for 2003 was primarily the result of increased research and development expenses related to the development of the Company’s product candidates, including IL13-PE38QQR, increased arbitration related expenses, and a decrease in interest income.  Total cash and marketable securities on hand at December 31, 2003 was $41,125,292, compared to $91,100,197 on December 31, 2002.

“We are pleased with the progress made during 2003,” said James M. Hussey, President and Chief Executive Officer of NeoPharm.  “We are looking forward to 2004 as an opportunity for additional progress.  First, we raised $73.5 million in a shelf-registration of common stock in

January.  Second, the FDA, through an agreement via Special Protocol Assessment, permitted us to initiate the PRECISE Phase III clinical trial for IL13-PE38QQR.  Third, our IL13-PE38QQR development program has been selected for inclusion in the U.S. Food & Drug Administration’s (FDA) new Continuous Marketing Application (CMA) Pilot 2 program.  Fourth, we have begun marketing our first non-drug product, NeoPhectin™.  Lastly, we expect our arbitration dispute with Pharmacia to be resolved in the first half of 2004,” said Hussey.

Fourth Quarter Milestones & Achievements

During the fourth quarter of 2003, the Company:

•                  Announced a $125 million shelf registration, which the Company drew down on for proceeds, after underwriting fees but before expenses, of approximately $73.5 million in January 2004;

•                  Published Phase I/II clinical data at the SNO (Society for Neuro-Oncology) Annual Meeting that supported the continued development, and subsequent Phase III clinical trial, for the Company’s lead tumor-targeting drug compound IL13-PE38QQR;

•                  Posted encouraging preliminary data for LE-SN38 at AACR-NCI-EORTC Conference and Chemotherapy Foundation Symposium; and,

•                  Introduced NeoPhectin™, a novel non-drug transfection reagent utilizing NeoPharm’s proprietary cationic (positively charged) cardiolipin technology.

Analysis of Quarterly Results

Research and development expenses increased $1,865,436 during the fourth quarter of 2003 as compared to the same period in 2002.  This increase in research and development expenses is primarily due to an increase in expenses of $1,373,260 incurred in the fourth quarter 2003 related to the development of the Company’s lead drug product candidate, IL13-PE38QQR, to conduct ongoing Phase I/II clinical trials, prepare to initiate the Phase III PRECISE trial, and produce the required clinical drug supplies for the Phase III PRECISE Trial of IL13-PE38QQR.  Additionally, the Company incurred increased fourth quarter 2003 payroll and related expenses of $356,721, and an increase in other research and development expenses of $135,455.

The decrease of $721,422 in general and administrative expenses in the fourth quarter 2003 as compared to the fourth quarter of 2002, was a direct result of a non-cash charge of $2,189,281 taken in the fourth quarter of 2002 to fully reserve for a related party note receivable.  Excluding the effects of this non-cash charge in 2002, general and administrative expenses increased by $1,467,859 in the fourth quarter of 2003 versus the fourth quarter of 2002, primarily as a result of increased arbitration related expenses of $637,515, increased payroll and related expenses of $136,909, increased legal expenses other than for the arbitration of $101,565, and an increase in other general and administrative expenses of $591,870.

Financial Projections

The Company currently anticipates a net loss of approximately $59 million to $61 million, or approximately $2.54 and $2.63 per share in 2004.  This estimate assumes no revenue from any source during 2004, although the Company does expect to generate revenue from sales of NeoPhectin and NeoPhectin AT during 2004. NeoPharm believes that the current level of cash and marketable securities can support the Company’s activities into the third quarter of 2005. If necessary, the Company could seek to further draw upon the unused portion of its current shelf registration declared effective in December 2003 to possibly raise additional funds to support the Company’s ongoing efforts to develop its drug product candidates.

Conference Call

NeoPharm will host a conference call today at 11:00 a.m. Eastern Time to discuss these financial results, business progress and plans, and guidance for the fiscal year 2004. Domestic callers may dial 800-901-5231, passcode 65362792, and International callers may dial 617-786-2961, passcode 65362792.

The live call and replay will also be available via webcast at www.neophrm.com.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a portfolio of compounds in various stages of development.  Additional information about NeoPharm, recent news releases, and scientific abstracts related to IL13-PE38QQR can be obtained by visiting NeoPharm’s Website at: www.neophrm.com, or calling Paul Arndt at 847-295-8678.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials involving IL13-PE38QQR, including the PRECISE trial,  financial projections, including, but not limited to, financial projections for the anticipated loss in the current year, the Company’s ability to raise additional funds in the future through the sale of equity securities, future sales of the Company’s NeoPhectin and NeoPhectin-AT products, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, IL13-PE38QQR, uncertainty regarding the outcome of damage claims made by or against the Company, including the outcome of the pending arbitration with Pharmacia, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, IL13-PE38QQR,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Statements of Operation

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002

Revenue	$—	$—	$—	$—

Expenses:
Research and development	9,222,163	7,356,727	34,262,267	28,977,693
General and administrative	3,780,645	4,502,067	19,344,267	9,857,082
Total Expenses	13,002,808	11,858,794	53,606,534	38,834,775

Loss from operations	(13,002,808)	(11,858,794)	(53,606,534)	(38,834,775)

Interest income	127,374	454,657	815,435	2,343,036

Net loss	$(12,875,434)	$(11,404,137)	$(52,791,099)	$(36,491,739)

Net loss per share-basic and diluted	$(0.68)	$(0.61)	$(2.80)	$(1.95)

Shares used in computation of net loss per share:
Basic and Diluted	18,851,317	18,804,258	18,830,065	18,727,256

Balance Sheet Data:

	Dec 31, 2003	December 31, 2002
Cash and cash equivalents	$36,958,941	$87,591,975
Investments in marketable securities	$4,166,351	$3,508,222
Total assets	$46,080,580	$95,937,321
Current liabilities	$6,063,225	$4,028,327
Accumulated deficit	$(131,691,319)	$(78,900,220)
Total stockholders equity	$40,017,355	$91,908,994